Exhibit 10.1

LOAN AGREEMENT

Dated as of March 9, 2012

Between

AAR CORP.

as Borrower

and

Development Bank of Japan Inc.

as Lender

Annexes

Annex A	Disbursement Procedures
Annex B	Amortization Schedule
Annex C	Legal Opinion of Independent Legal Counsel to the Borrower (Form)
Annex D	Compliance Certificate (Form)

LOAN AGREEMENT

This LOAN AGREEMENT (hereinafter referred to as this “Agreement”) is made on March 9, 2012, between AAR CORP., a corporation duly incorporated and existing under the laws of Delaware, USA and having its principal place of business at One AAR Place, 1100 N. Wood Dale Road Wood Dale, Illinois 60191 (hereinafter referred to as the “Borrower”), and Development Bank of Japan Inc. (hereinafter referred to as the “Lender”), a corporation with limited liability, duly incorporated and existing under the laws of Japan.

WITNESSETH:

WHEREAS:

(A)                             The Borrower has requested the Lender to make funds available to the Borrower for its financing purposes; and

(B)                               The Lender has agreed to make available to the Borrower a loan facility up to but not exceeding an amount of US$50,000,000 to the terms and conditions set out in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

Article 1                Definitions

1.1          Defined Terms.

As used in this Agreement (including the annexes hereto), the following terms shall have the respective meanings set forth below:

“Acquisition”:

means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to become a subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a subsidiary);

“Agreement”:

as defined in the preamble hereto;

“Amortization Schedule”:

the schedule attached hereto as Annex B, setting forth the dates and amounts of repayments of the Loan, as such schedule may be amended from time to time in accordance with the provisions of this Agreement;

“Antisocial Forces”:

(a)                                  an organized crime group (boryokudan) (as defined under Article 2, item 1 of the Japanese Act on Prevention of Unjust Acts by Organized Crime Group Members);

(b)                                 a member of an organized crime group (boryokudan in);

(c)                                  an individual who was a member of an organized crime group within five years;

(d)                                 a quasi-member of an organized crime group (boryokudan junkoseiin) including individuals who are not members of an organized crime group but who maintain relationships an organized crime group and who may (i) imply its influence to engage in violent and unlawful activity, or (ii) cooperate in the maintenance and operation of an organized crime group;

(e)                                  a company (bouryokudan kankei kigyo) or association (boryokudan kanren gaisha) or that is (i) related to an organized crime group, (ii) managed by present or former members or quasi-members of an organized crime group, or (iii) which actively cooperates with or provides benefits to an organized crime group;

(f)                                    a corporate extortionist and any other advocator of social activism (shakaiundoutou hyoubou goro) or a racketeer or blackmailer (sokaiya) adopting social special intellectual violence group (tokushu chinou boryoku shudan); or

(g)                                 any persons similar to those listed in the foregoing;

“Borrower”:

as defined in the preamble hereto;

“Borrower’s Jurisdiction”:

Each of the states of Delaware and Illinois (as applicable) under the United States of America;

“Business Day”:

any day other than Saturday, Sunday, a holiday as provided in the Law Regarding National Holidays of Japan, the National Holidays of the State of New York, the United States of America, and the days between December 31 (inclusive) and January 3 (inclusive) of the immediately succeeding year;

“Calculation Date”:

(a) with respect to any Interest Period, the day which is two (2) LIBOR Business Days prior to the commencement of such Interest Period;

and

(b) with respect to any Delinquency Interest Period, the day which is two (2) LIBOR Business Days prior to the commencement of such Delinquency Interest Period;

“Commitment”:

the obligation of the Lender to make Disbursements to the Borrower pursuant to Article 2 in an aggregate principal amount up to but not exceeding the Commitment Amount, on and subject to the terms and conditions hereof, and as reduced from time to time by Disbursements;

“Commitment Amount”:

as defined in Article 2.1;

“Compliance Certificate”:

a form of report attached hereto as Annex D;

“Credit Agreement”:

the Credit Agreement, dated as of April 12, 2011, among the Borrower, Bank of America, N.A,, Wells Fargo Bank, N.A,, RBS Citizens, N.A,, U.S. Bank National Association, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended from time to time;

“Default”:

any condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default;

“Delinquency Amount”:

as defined in Paragraph (a) of Article 5.2;

“Delinquency Interest”:

as defined in Paragraph (a) of Article 5.2;

“Delinquency Interest Period”:

with respect to any Delinquency Period, the period (a) commencing on (i) the day on which the Delinquency Amount becomes due and payable (in the case of the first Delinquency Interest Period) or (ii) the day immediately following the immediately preceding Interest Payment Date (in the case of each subsequent Delinquency Interest Period) and (b) ending on the subsequent Interest Payment Date; for the avoidance of doubt, even though the Delinquency Period will end on the date of actual receipt by the Lender of the Delinquency Amount, the Delinquency Interest Period will not end on such receipt date but rather it will end on the subsequent Interest Payment Date, however, Delinquency Interest will not accrue after the Delinquency Period;

“Delinquency Period”:

as defined in Paragraph (a) of Article 5.2;

“Disbursement”:

each disbursement of the Facility made in accordance with the provisions of this Agreement, or, as the context may require, the principal amount of such disbursement from time to time outstanding;

“Disbursement Period”:

the period commencing on the date of this Agreement and expiring on the earliest of: (a) March 31, 2012; (b) the date on which the Facility is fully disbursed; (c) the date on which the Facility is cancelled pursuant to the terms and conditions hereof; and (d) such other date as the parties hereto may agree in writing;

“Disbursement Procedures”:

the disbursement procedures attached hereto as Annex A;

“Disbursement Request”:

a request given by the Borrower to the Lender in the form specified in the Disbursement Procedures;

“Dispute”:

any dispute, controversy or difference which may arise between the parties hereto, out of or in relation to or in connection with this Agreement;

“EDGAR”:

The Electronic Data Gathering and Retrieval System of the SEC;

“Eligible Currency”:

as defined in Article 2.2;

“Encumbrance”:

any mortgage, pledge, lien, charge, privilege, priority, encumbrance or other security interest of any kind or nature whatsoever and howsoever arising;

“ERISA”:

as defined in Article 8.19;

“Event of Default”:

any of the events specified in Article 11;

“Exemption Event”

(i) an outbreak of natural disaster or war, (ii) terrorist attack, (iii) an interruption or difficulty in the electrical communications or various settlement systems, (iv) any event that occurs within the any interbank market (including those in Tokyo, London or New York) that prevents loans in US Dollars, or (iv) any other event not attributable to the Lender that results in the Lender determining that it is unable to make any Disbursement or provide the Commitment;

“Facility”:

the loan facility as defined in Article 2.1;

“Final Disbursement Date”:

the last day of the Disbursement Period;

“Floating Rate”:

with respect to any Interest Period or any Delinquency Interest Period: (a) (i) the rate, per annum, offered for deposits in the relevant currency for a period comparable to said Interest Period or Delinquency Interest Period (as the case may be) or (ii) if no rate is offered for deposits of a period comparable to the relevant Interest Period or Delinquency Interest Period (as the case may be), a rate offered for a period close to the relevant Interest Period or Delinquency Interest Period (as the case may be) as may be selected by the Lender as suitable for determining the applicable rate, whether or not the period selected by the Lender is longer or shorter than the relevant Interest Period or Delinquency Interest Period (as the case may be), in each case as quoted on page 3750 of the Telerate Screen for the purpose of displaying the London Interbank Offered Rates of major banks for deposits in US Dollars as the “British Bankers Association Interest Settlement Rate” in US Dollars (hereinafter referred to as “BBA LIBOR”) (or if such page ceases to be displayed, such other page on Telerate or on such other service as may be selected by the Lender as suitable for determining BBA LIBOR) at approximately 11:00 a.m. (London time) on each such Calculation Date; or (b) if no such interest rate is quoted on such pages on such Calculation Date, then the average (rounded upwards to 4 decimal places) of the rates per annum which at least three (3) Reference Banks (defined below) were offering deposits in US Dollars in an amount approximately equal to the relevant Loan amount to leading banks in the London interbank market for a period comparable to said Interest Period or Delinquency Interest Period (as the case may be) at or approximately 11:00 a.m. (London time) on such Calculation Date; provided, however, that in the event that such rate is not available at such time for any reason, then “Floating Rate” for such Interest Period or Delinquency Interest Period shall be determined by the Lender; and “Reference Banks” means the leading banks as selected by the Lender;

“Foreign Corrupt Practices Act”:

The U.S. Foreign Corrupt Practices Act of 1977, as amended;

“Governmental Agency”:

any nation or government, any federal, state, local or other political subdivision thereof, any central bank thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Indebtedness”:

with respect to any Person, the following (whether outstanding on the date of this Agreement or at any time thereafter): (a) all obligations of such Person for the repayment of borrowed money; (b) all obligations for the payment of the deferred purchase price of property or services; (c) all reimbursement obligations of such Person under or in respect of letters of credit, banker’s acceptances or similar instruments; (d) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (e) all obligations of such Person under capital leases; and (f) all direct or indirect guarantees, endorsements and similar obligations of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, another Person’s obligations of a kind or nature specified in clauses (a) through (e);

“Interest Payment Date”:

March 1, June 1, September 1 and December 1 of each year; provided, however, that if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day instead; and provided, further, that if such immediately succeeding Business Day falls in the immediately succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day instead;

“Interest Period”:

the period (a) commencing on (i) the day on which the first (1st) Disbursement is made under this Agreement (in the case of the initial payment of interest) or (ii) the immediately preceding Interest Payment Date (in the case of each subsequent payment of interest), and (b) ending on the subsequent Interest Payment Date;

“Law”:

any convention, treaty, law, ordinance, decree, rule, directive, regulation, judicial or arbitral decision, or voluntary restraint, policy or guideline not having the force of law but compulsory in character;

“Lender”:

as defined in the preamble hereto;

“LIBOR Business Day”:

a day on which dealings in deposits in US Dollars are carried on in the London interbank market;

“Loan”:

the aggregate principal amount of all Disbursements hereunder by the Lender to the Borrower from time to time outstanding;

“Margin”:

2.50 percent (2.50%) per annum;

“Material Adverse Change”:

the occurrence or existence of any fact, event, development, condition or circumstance that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on: (a) the ability of the Borrower to perform any of its obligations under this Agreement; (b) the business, operations or financial condition of the Borrower and its subsidiaries, taken as a whole; or (c) the validity or enforceability against the Borrower of this Agreement or the rights and remedies of the Lender against the Borrower hereunder or thereunder;

“PATRIOT Act”:

the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time;

“Payment”:

as defined in Article 6.3;

“Payment Date”:

each date specified in the Amortization Schedule; provided, however, that if any payment date would otherwise fall on a day which is not a Business Day, such Payment Date shall be the immediately succeeding Business Day instead;

“Person”:

an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other juridical entity, or a sovereign state or any agency, authority or political subdivision thereof, or any international organization, agency or authority;

“Relevant Currency”:

as defined in Article 12.5;

“Repayment Installment”:

the aggregate amount of principal repayable on any Payment Date with respect to all Disbursements;

“SEC”:

the Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions;

“Successor Corporation”:

as defined in Article 9.7;

“SEC Filings”:

means, as at any date, the Borrower’s annual report on Form 10-K prepared in compliance with the requirements therefor and filed with the SEC most recently prior to such date, and all of the Borrower’s quarterly reports on Forms 10-Q and/or other reports, including on Form 8-K, in each case prepared in compliance with the requirements therefor and filed with the SEC since the date of such Form 10-K filing;

“Taxes”:

with respect to the Lender, any taxes, levies, imposts, duties, charges or withholdings of any kind or nature (and any interest, penalty or similar liability with respect thereto) now or hereafter imposed by the Borrower’s Jurisdiction or any other jurisdiction or taxing authority (including any possession or territory thereof) excluding taxes imposed on or measured by the Lender’s income under the Laws of Japan or any other jurisdiction in which Lender has a place of business, any branch profits or similar t ax or any deduction or withholding to the extent the Lender failed or was unable to comply with the requirements to qualify for any applicable exemption therefrom and deliver to Borrower copies of any forms or certificates delivered or filed with any taxing authority with respect to any such exemption; and

“US Dollars” or “US$”:

the lawful currency of the United States of America, from time to time.

1.2                               Other Definitional Provisions

(a)                                  Article headings in this Agreement and the Table of Contents are inserted only for ease of reference and do not form any part of this Agreement and shall have no effect on the interpretation of any of the provisions hereof.

(b)                                 Reference to “this Agreement” herein means this Agreement as it may be amended from time to time.

(c)                                  The words “hereof”, “herein” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular part of this Agreement, and citation to “Articles” or “Paragraphs” are to Articles or Paragraphs of this Agreement, unless otherwise specified.

(d)                                 Where the context otherwise requires herein, words importing the singular number include the plural and vice versa.

(e)                                  Unless otherwise provided herein, any interest, fee, commission or other amount payable in respect of any period accrues from and including the first (1st) day of that period up to but excluding the last day of that period.

Article 2                Commitment Amount, Eligible Currency and Use of Loan

2.1          Commitment

The Lender hereby agrees to make available to the Borrower, on and subject to the terms and conditions of this Agreement, a loan facility (hereinafter referred to as the “Facility”) in US Dollars, in an aggregate amount not to exceed US$50,000,000 (hereinafter referred to as the “Commitment Amount”).

2.2          Eligible Currency

The currency in which the Lender shall make Disbursements and, except as provided in Article 12 below, the currency in which the Borrower shall make all payments hereunder, shall be US Dollars (hereinafter referred to as the “Eligible Currency”).

2.3          Use of Loan Proceeds

All proceeds of the Loan shall be applied by the Borrower for refinancing indebtedness incurred to finance the acquisition of Telair and Nordisk.

Article 3                Disbursements

3.1          Disbursement Procedures

Subject to the conditions precedent set forth in Article 10 below and the other terms and conditions of this Agreement, the Lender shall disburse the Facility in accordance with the Disbursement Procedures.

3.2          Final Disbursement Date

No Disbursement shall be made after the Final Disbursement Date, unless otherwise agreed in writing by the Lender.

3.3          Facility Amount; Amount of Disbursement

(a)           Notwithstanding anything contained herein to the contrary, the aggregate amount of all Disbursements made hereunder shall at no time exceed the Commitment Amount.

(b)           Amounts borrowed and repaid or prepaid hereunder may not be re-borrowed.

3.4          Completion of Disbursement Request

A Disbursement Request shall be irrevocable and shall not be deemed to have been properly submitted unless each of the conditions precedent set forth in Article 10 below has either been waived by the Lender or fully satisfied.

3.5          Termination of Commitment

On the Final Disbursement Date, the Commitment shall automatically and permanently expire, after giving effect to all Disbursements to be made on such date, regardless of whether or not any portion of the Commitment Amount remains undisbursed at such time.

3.6          Cancellation or Suspension of Disbursement

Upon the occurrence of an Exemption Event, the Lender (i) shall be exempted from any obligation to make any further Disbursements and may, at its sole discretion, cancel or suspend any further Disbursements, and (ii) may, at its sole discretion, decrease the Commitment Amount.

Article 4                Repayment and Prepayment of Loan

4.1          Repayment of Loan

(a)           Except as otherwise provided in the case of loan acceleration pursuant to Article 11 below, the Borrower shall repay the Loan to the Lender in accordance with the Amortization Schedule.

(b)                                 If, on the day immediately succeeding the Final Disbursement Date, the Loan is less than the Commitment Amount, the undisbursed balance of the Commitment shall be deducted pro rata from each of the installments shown in the Amortization Schedule (provided, however, that the installments other than the last installment shall be rounded up to the nearest US$100, with the aggregate amount of the resulting increases to such installments being deducted from the last installment).

(c)                                  Promptly after (i) the Final Disbursement Date, if and to the extent Paragraph (b) above applies, or (ii) at the time of any amendment to the Amortization Schedule agreed between the Lender and the Borrower, the Lender shall prepare and deliver to the Borrower a notice together with an amended Amortization Schedule which shall replace the original Amortization Schedule.  The Borrower, subject to the other provisions of this Agreement, shall be irrevocably and unconditionally obliged to repay the Loan in accordance with such amended Amortization Schedule.  Such amended Amortization Schedule prepared by the Lender shall, in the absence of manifest error, be conclusive and binding on the Borrower.

4.2          Voluntary Prepayment

(a)                                  Any voluntary prepayment of the Loan hereunder shall be made subject to the following conditions unless otherwise agreed in writing by the Lender:

(i)            the Lender shall receive a notice from the Borrower no less than five (5) Business Days prior to the related Interest Payment Date that indicates the Borrower’s request to make such prepayment on such Interest Payment Date;

(ii)           on the date of such prepayment, the Borrower shall pay all interest accrued on the amount of principal so prepaid up to and including the date of such prepayment and any other amounts payable hereunder in respect thereof; and

(iii)          the amount of any partial prepayment shall be at least US$1,000,000 and in an integral multiple of US$1,000,000.

(b)                                 In the event of such prepayment, the Borrower shall pay the following prepayment premiums together with such prepayment:

(i)                                     in the case where the Borrower prepays on an Interest Payment Date, an amount (disregarding amounts less than US$0.01) equal to two percent (2%) of the amount of principal so prepaid,  together with any applicable consumption tax, value added tax and other similar taxes on such amount ; provided that no such amount shall be due under this Section 4.2(b)(i) in connection with a prepayment of all of the outstanding principal amount of the Loan and accrued interest thereon (1) on or about the time the Borrower enters into an amendment, waiver or other concession or agreement under the Credit Agreement if the Lender has not agreed in writing to a similar amendment, waiver or other concession or agreement under this Agreement, to the extent applicable and requested by the Borrower, (2) within 30 days of the date the

Borrower receives a notice pursuant to Section 7.1(c) below or (3) at any time after the assessment of any Taxes reimbursable by the Borrower pursuant to Article 12.1 below; or

(ii)           in the case where the Borrower prepays on a day which is not an Interest Payment Date:

(A)                  an amount (disregarding amounts less than US$0.01) equal to two percent (2%) of the amount of principal so prepaid, together with any applicable consumption tax, value added tax and other similar taxes on such amount; provided that no such amount shall be due under this Section 4.2(b)(ii)(A) in connection with a prepayment of all of the outstanding principal amount of the Loan and accrued interest thereon (1) on or about the time the Borrower enters into an amendment, waiver or other concession or agreement under the Credit Agreement if the Lender has not agreed in writing to a similar amendment, waiver or other concession or agreement under this Agreement, to the extent applicable and requested by the Borrower, (2) within 30 days of the date the Borrower receives a notice pursuant to Section 7.1(c) below or (3) at any time after the assessment of any Taxes reimbursable by the Borrower pursuant to Article 12.1 below; plus

(B)                   the difference between (x) the amount of interest that would have accrued on the principal amount so prepaid at the Floating Rate plus the Margin for the period from the date of prepayment to the immediately succeeding Interest Payment Date and (y) the amount of interest assuming that the principal amount so prepaid were reinvested at an interbank market rate which shall be determined by the Lender for the same period.  For the avoidance of doubt, if the amount (x) above is less than the amount (y) above, the difference shall be zero and the amount to be calculated under this item (B) shall in no event be less than zero.

(c)                                  The Lender may, at its sole discretion, apply and appropriate any and all prepayments made under this Article 4.2 towards the satisfaction of all or any part of the Loan and/or all or any interest accrued thereon.  The Borrower shall be deemed to have waived any right it had with regard to the appropriation of such prepayments.

(d)                                 Any notice to prepay given by the Borrower pursuant to this Article 4.2 shall be irrevocable and constitute an irrevocable obligation to prepay such amount.  Once the date for any prepayment has been fixed, such date shall be deemed as the due date for the principal (and interest thereon) to be paid and should the Borrower fail to pay any such principal and/or interest due and payable on such date, the Borrower shall pay the Delinquency Interest on such overdue principal and/or interest due and payable in accordance with Article 5.2 below.

Article 5                Interest and Delinquent Payment

5.1                               Interest

The Borrower shall pay interest on the Loan at the Floating Rate applicable to the relevant Interest Period, plus the Margin.  Such interest shall be paid in arrears in respect of the Loan on each Interest Payment Date for each preceding Interest Period.  The Borrower shall follow the instructions, if any, of the Lender in calculating and paying any interest, including where any change to the principal amount of the Loan occurs during any Interest Period.

5.2                               Delinquency Payment

(a)                                  In the event the Borrower fails to pay any principal or interest due and payable under this Agreement or any other amount payable pursuant to this Agreement on the due date thereof (such overdue amount being hereinafter referred to as the “Delinquency Amount”), the Borrower shall, to the fullest extent permitted by applicable laws (including any laws regarding restrictions on interest rates), pay to the Lender, on demand, interest (hereinafter referred to as the “Delinquency Interest”) on such Delinquency Amount for the period from but excluding the due date thereof up to and including the date of actual receipt of payment thereof by the Lender (hereinafter referred to as the “Delinquency Period”), at the Floating Rate plus the Margin plus two percent (2.00%) per annum.  During such Delinquency Period, interest on such Delinquency Amount shall accrue at the rate stipulated in this Article 5.2, not at the rate stipulated in Article 5.1 above.

(b)                                 Payment of any Delinquency Interest by the Borrower in accordance with Paragraph (a) above shall not prejudice the right of the Lender to exercise any of its rights or claims hereunder (including, but not limited to, those under Article 11 below), at Law or otherwise to remedy any failure to pay any amount on the due date for payment hereunder.

(c)                                  Any unpaid Delinquency Interest shall remain immediately due and payable, to the fullest extent permitted by applicable laws, including any laws regarding restrictions on interest rates.

5.3                               Basis of Calculation

Interest hereunder (including the Delinquency Interest) shall accrue on a daily basis and be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed (to be calculated to the nearest US$0.01, with any fractional amount of five-thousands (0.005) or more rounded up and less than five-thousands (0.005) rounded down, to the nearest US$ 0.01).

5.4                               Notification of Rate

Upon request by the Borrower, the Lender shall promptly notify the Borrower of the Floating Rate so determined by the Lender; provided, however, that the Borrower’s obligation to pay interest hereunder (including Delinquency Interest) shall not be conditional upon notification of the relevant rate to the Borrower by the Lender; and provided, further, that such determination by the Lender shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Article 6                Payments and Currency

6.1                               Place and Time of Payment

Any and all payments to be made by the Borrower to the Lender hereunder shall be made in the Eligible Currency (or, if made pursuant to Article 12, in the Relevant Currency) in immediately available funds to the account of the Lender described below, not later than 11:00 a.m. (Chicago time), on the due date for payment thereof. Any funds received by the Lender on such due date but after 11:00 a.m. (Chicago time), shall be deemed made on the immediately succeeding Business Day and Delinquency Interest shall accrue and be payable on any payment so made.

Bank Name:	Citibank Japan Ltd. Head Office
Bank Account No.:	0222359619
Swift Code:	CITIJPJT
Account Name:	DEVELOPMENT BANK OF JAPAN INC

6.2                               [Intentionally Omitted]

6.3                               Payments to be Free of Claims

Any and all payment to be made by the Borrower under this Agreement (hereinafter referred to as a “Payment”) shall be made free and clear and without any set-off, deduction or counterclaim.

6.4                               Payments in Eligible Currency

The obligation of the Borrower hereunder to make payments in the Eligible Currency or the Relevant Currency (as the case may be), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment or otherwise expressed, paid or made in or converted into any currency other than the Eligible Currency or the Relevant Currency (as the case may be), except to the extent to which such tender or recovery so expressed, paid, made or converted shall result (when converted to the currency in which the obligation is denominated) in the effective receipt by the Lender of the full amount in the Eligible Currency or the Relevant Currency (as the case may be), and the Borrower shall indemnify the Lender for any difference between such full amount and the amount in fact effectively received by the Lender pursuant to any such tender or recovery.  The Lender shall have an additional claim against the Borrower for the additional amount necessary to yield the amount of the Eligible Currency or the Relevant Currency (as the case may be) due and owing to the Lender, which difference the Borrower shall pay to the Lender promptly on demand.

6.5                               Insufficient Payment

If the Borrower makes a Payment which is less than the total amount due and payable as of the date on which such Payment is actually made, then the Lender may, at its sole discretion, apply and appropriate such Payment towards the satisfaction of all or any part of the total amounts due and payable or overdue at the time of such Payment.  The Borrower shall be deemed to have waived any right it had with regard to the appropriation of such insufficient Payment.

Article 7                Additional Cost and Illegality

7.1                               Additional Cost

(a)                                  If, on or after the date hereof, the adoption of any Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such Governmental Agency, shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or shall impose on the Lender or any interbank market any other condition affecting the Disbursements or the Commitment, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Disbursements, or to reduce the amount of any sum received or receivable by the Lender under this Agreement (other than the Taxes, which shall be treated in accordance with Article 12 below), then the Borrower shall pay to the Lender promptly, but in any event within ten (10) Business Days following the date on which the Borrower receives the notice provided in Paragraph (c) of this Article 7.1, such additional amount or amounts as shall compensate the Lender for such increased cost or reduction (as applicable), all in accordance with Paragraph (c) of this Article 7.1.

(b)                                 If on or after the date hereof, the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Agency, has the effect of reducing the rate of return on capital of the Lender as a consequence of its obligations hereunder or the Disbursements to a level below that which the Lender could have achieved but for such adoption, change, request or directive, then the Borrower shall pay to the Lender promptly, but in any event within ten (10) Business Days following the date on which the Borrower receives the notice provided in Paragraph (c) of this Article 7.1, such additional amount or amounts as shall compensate the Lender for such reduction, all in accordance with Paragraph (c) of this Article 7.1.

(c)                                  The Lender shall notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which shall entitle the Lender to compensation pursuant to this Article 7.1.  A certificate of the Lender claiming payment or compensation under this Article 7.1 and setting forth the additional amount or amounts to be paid to it hereunder, shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The Lender shall provide to the Borrower such certificate with a reasonably detailed written statement of the relevant calculations.

7.2                               Illegality

Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof, the adoption of or any change in any Law or in the interpretation or application thereof by any Governmental Agency shall make it unlawful for the Lender to make or maintain the Disbursements, then the Lender shall notify the Borrower of the same, and with the giving of such notice, (a) the Lender’s Commitment shall be suspended until such time as the Lender may again make and maintain the Disbursements hereunder, and (b) if such Law shall so mandate, the Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by the Law.

Article 8                Representations and Warranties

The Borrower hereby represents and warrants to the Lender that:

8.1                               Status of Borrower

The Borrower is a corporation duly incorporated and validly existing (and, if applicable, in good standing) under the Laws of the State of Delaware, has full power and authority to carry on its business in the same manner as it is now being conducted, and is a legal entity with separate legal personality capable of being sued in its own name.

8.2                               Authorization

The Borrower has full legal power and authority to enter into this Agreement and to borrow and perform its obligations hereunder and thereunder (as the case may be), including the observance of and compliance with all of the terms and conditions hereof and thereof.  The Borrower further represents and warrants that the execution, delivery and performance of this Agreement, including the borrowings provided for hereunder, do not violate the articles of incorporation, by-laws or other constituent documents of the Borrower and that all corporate and legal actions necessary to approve the transactions and other matters contemplated in this Agreement have been properly taken and completed.

8.3                               Government Consents and Actions

All authorizations, licenses, approvals or consents of, or registrations, recordations or filings with, the Borrower’s Jurisdiction, or of any Governmental Agency thereof or therein, necessary or advisable for: (a) the execution, delivery or performance of this Agreement or any other agreement, document or instrument required hereunder; (b) the borrowings hereunder and the Payment required to be made in the Eligible Currency or the Relevant Currency (as the case may be); and (c) the legality, validity, enforceability and admissibility into evidence of this Agreement and any other agreement, document or instrument required hereunder, have been duly effected, completed and obtained and are in full force and effect.

8.4                               Binding Effect

This Agreement and all agreements, documents and instruments required hereunder or thereunder have been duly executed and delivered by a duly authorized representative of the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms and conditions hereof and thereof, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

8.5                               No Contravention

The execution, delivery and performance of this Agreement and all agreements, documents and instruments required hereunder do not and will not contravene, violate or constitute a default under: (a) any provision of the articles of incorporation, by-laws or other constituent documents or capital stock or other equity interests of the Borrower; (b) any provision of any agreement, document or other instrument to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound; or (c) any Law applicable to the Borrower or any of its assets; nor will the execution, delivery and performance of this Agreement or any agreement, document or instrument required hereunder result in the creation or imposition of any Encumbrance on any present or future undertaking, asset or revenue of the Borrower.

8.6                               No Default

No Default has occurred and is continuing or will result from the making of any Disbursement hereunder, and no event has occurred and is continuing or will result from the making of any Disbursement hereunder which constitutes or which will constitute a default under any material agreement, mortgage, indenture, note or other instrument to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound.

8.7                               Litigation

There is no lawsuit, arbitration, legal, administrative or other action, claim or proceeding current, pending or threatened against the Borrower (including, without limitation, those in connection with any intellectual property of, or relevant and/or related to, the Borrower) that could result in a Material Adverse Change.

8.8                               Taxes

Under the Laws of the Borrower’s Jurisdiction, there is no Tax imposed (whether by withholding or otherwise) on or by virtue of: (a) the execution and delivery of this Agreement or any other agreement, document or instrument to be executed and delivered hereunder; (b)

the performance hereof or thereof; (c) the admissibility in evidence or enforcement hereof or thereof; or (d) on any Payment required to be made.

8.9                               Pari Passu

The obligations and liabilities of the Borrower under this Agreement are the unconditional and general obligations of the Borrower and rank at least pari passu with all other present or future unsecured and unsubordinated Indebtedness (both actual and contingent) of the Borrower.

8.10                        Proceedings to Enforce Agreement

In all proceedings to enforce this Agreement, including those brought in the Borrower’s Jurisdiction, the choice of the Laws of the State of New York as the governing Law hereof will be recognized and such Law will be applied.  The Borrower’s submission to the jurisdiction of the New York courts as the court of first instance (as set forth in Article 13.3 below) is irrevocable, legal, valid, binding and enforceable.  This Agreement is legal and binding on the Borrower under the Laws of the Borrower’s Jurisdiction and any judgment obtained in New York will be recognized and enforceable against the Borrower and its assets in the Borrower’s Jurisdiction.

There is no requirement to file, register or otherwise record this Agreement , any other related document or any instrument, document or agreement required hereunder with any Governmental Agency in the Borrower’s Jurisdiction to ensure the validity, legality, effectiveness, enforceability or admissibility into evidence of the same.

8.11                        Commercial Activity

With respect to its obligations under this Agreement, the Borrower is subject to civil and commercial Laws of the Borrower’s Jurisdiction or any other jurisdiction.  The execution and delivery of this Agreement constitutes, and the Borrower’s performance of and compliance with its obligations hereunder constitute, private and commercial acts rather than governmental or public acts under the Laws of the Borrower’s Jurisdiction or any other jurisdiction.

8.12                        [Intentionally Omitted]

8.13                        Compliance with Anti-Corruption, Anti-Terrorism and Anti-Money Laundering Laws

None of the funds or other assets of the Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under Japanese law or under US federal law with the result that (i) the investment in the Borrower is prohibited by law or (ii) the Loan is in violation of law.  None of the funds of the Borrower have been derived from any activity which would reasonably be expected to result in a Material Adverse Change.  The Borrower is in material compliance with all applicable anti-bribery, anti-corruption, anti-terrorism and anti-money laundering laws (including the Foreign Corrupt Practices Act and PATRIOT Act).  The Borrower has

implemented procedures, and will consistently apply those procedures throughout the term of the Loan to ensure the foregoing representations and warranties remain true and correct in all material respects during the term of the Loan.

8.14                        Financial Statements

(a)                                  The audited consolidated financial statements of the Borrower and its consolidated subsidiaries as of the end of and for the year ended May 31, 2011, copies of which have been furnished to the Lender, are complete and correct and fairly present the consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and their consolidated results of operations and income and changes in shareholders’ equity for the fiscal year then ended.

(b)                                 The financial statements described in Paragraph (a) above and the related schedules and notes thereto have been prepared, throughout the periods involved, in accordance with the accounting principles generally accepted in the Borrower’s Jurisdiction.

(c)                                  Since January 31, 2012, there has been no Material Adverse Change.

8.15                        Compliance with Laws

The Borrower is in compliance with all Laws relating to the conduct of its business as conducted as of the date hereof, except where noncompliance with such Laws singly or in the aggregate would not reasonably be expected to result in a Material Adverse Change.

8.16                        No Casualty

Neither the business nor the properties of the Borrower have been affected by any fire, explosion accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, civil commotion, terrorism or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

8.17                        Environmental Review

In the ordinary course of its business, the Borrower conducts an ongoing review of the possible effects of local environmental Laws and standards on the business, operations and properties of the Borrower and its subsidiaries, in the course of which review it identifies and evaluates potential liabilities and costs related thereto (including, without limitation, those with respect to any clean-up or closure of properties, compliance with applicable operating constraints, disposal of waste and possible liabilities to employees and other Persons).  On the basis of this review, the Borrower has reasonably concluded that such liabilities and costs are unlikely to result in a Material Adverse Change.

8.18                        Relationship with Antisocial Forces

(a)                                  None of the directors, officers, managers or other employees or consultants who control or have the ability to control the Borrower (i) belong to, or have a direct or

Indirect relationship with, any Antisocial Forces, (ii) have received any commission from or have delegated any responsibilities to any Antisocial Forces, or (iii) have provided, offered to fund, support or otherwise provide benefits to any Antisocial Forces.

(b)                                 No member of any Antisocial Forces and no Person under the control of any Antisocial Forces (i) has any relationship with, (ii) owns any shares in, or (iii) is in a position to affect the business of, the Borrower.

8.19                        ERISA Compliance

To the Borrower’s knowledge, neither the Borrower nor any of its affiliates has incurred or could be subjected to any liability under the Employee Retirement Income Security Act of 1974 (“ERISA”).  To the Borrower’s knowledge, the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under ERISA or any substantially similar provisions under US federal, state or local laws, rules or regulations.

8.20                        Full Disclosure

All information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Lender shall be, true and accurate in all material respects on the date such information is or was (as applicable) furnished unless the Borrower clearly states or certifies that a different date for determination of the truth and accuracy of such information should apply, in which case the Borrower hereby represents that such information is or was (as applicable) true and accurate as of such different date so stated or certified.  The Borrower has either (i) disclosed to the Lender in writing or (ii) included in its public filings with the SEC, any and all facts (other than matters of a general economic nature) which materially and adversely affect or may affect (to the extent reasonably foreseeable by the Borrower at the time of such disclosure), the business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

The representations and warranties of the Borrower made and given above in Article 8 are continuing representations and warranties and shall survive the execution of this Agreement and shall be deemed to be repeated and remade by the Borrower on and as of the date of each Disbursement, in each case with reference to the facts then existing.

Article 9                Specific Covenants

The Borrower covenants and agrees that as from the date of this Agreement and so long as any amount payable hereunder remains outstanding:

9.1                               [Intentionally Omitted]

9.2                               Consultation and Visit

If no Default or Event of Default under this Agreement has occurred and is continuing, the Borrower shall, from time to time, upon the request of the Lender with reasonable prior notice, consult with the Lender regarding the status of its financial health and the implementation and administration of this Agreement.  The Borrower shall, from time to time but no more than once per calendar year, at the reasonable prior request of the Lender, permit representatives or agents of the Lender access, during normal business hours and at Lender’s expense, to inspect its premises and the books, accounts and records of the Borrower for purposes related to this Agreement and, further, shall offer to the Lender all reasonably necessary cooperation for such inspection.                 While any Event of Default or Default that has occurred and is continuing, the Borrower shall permit representatives or agents of the Lender access, to inspect its premises and the books, accounts and records of the Borrower at any time for purposes related to this Agreement and, further, shall offer to the Lender all reasonably necessary cooperation for such inspection.

9.3                               Records and Accounts

(a)                                    The Borrower shall (and the Borrower shall procure that each of its consolidated subsidiaries shall) keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with generally accepted accounting principles.

(b)                                 The Borrower shall retain or cause to be retained for at least three (3) years after the Final Disbursement Date, information describing the use of proceeds of the Disbursements requested in accordance with the Disbursement Procedures and shall permit representatives or agents of the Lender to examine such information in accordance with Section 9.2.

9.4                               Information

The Borrower shall deliver, or cause to be delivered, to the Lender the following reports and information:

(a)                                    reports and information reasonably requested by the Lender from time to time for evaluation of the implementation and administration of this Agreement;

(b)                                 as soon as available, but in no event later than one hundred and twenty (120) days after the close of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries, as of the close of such fiscal year, and the related audited consolidated statements of income and consolidated cash flow statement of the Borrower and its consolidated subsidiaries for such fiscal year, each of the foregoing having been prepared in conformity with the accounting principles generally accepted in the Borrower’s Jurisdiction; provided that the availability on EDGAR or the internet within the time period specified above of the Borrower’s annual report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission be deemed to satisfy the requirements of this Section 9.4(b);

(c)                                  if the Borrower produces quarterly financial statements, as soon as the same are available and in no event later than sixty (60) days after the close of each of the first three (3) quarters of each fiscal year of the Borrower: (i) the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries, as of the close of such quarter, and (ii) the related unaudited consolidated statements of income and consolidated cash flow statement of the Borrower and its consolidated subsidiaries for the corresponding period of the Borrower’s fiscal year, ending as of the close of such quarter, setting forth in the case of such consolidated statements of income and consolidated cash flow statement in comparative form, the figures for the corresponding quarter and the corresponding period of the previous fiscal year; provided, that the availability on EDGAR or the internet within the time period specified above of copies of the Borrower’s quarterly report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of Section 9.4(c);

(d)                                 within 20 Business Days of the furnishing of a copy of or the making available on EDGAR or the internet of, as the case may be, each quarterly report on Form 10Q pursuant to Section 9.4(c), a duly completed Compliance Certificate in the form of Annex D, with appropriate insertions, dated the date of such quarterly statements, containing a computation of each of the financial ratios and restrictions and to the effect that such Responsible Officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and together with a list of any SEC Filings filed with the SEC during such quarterly period;

(e)                                  Each set of financial statements and Compliance Certificate delivered by the Borrower pursuant to this Article 9.4 shall be certified by a duly authorized senior financial officer or a more senior corporate officer of the Borrower, as (i) fairly representing the Borrower’s financial condition as of the date as of which each of those financial statements was prepared and (ii) being in conformity wit h the generally accepted accounting principles in the Borrower’s Jurisdiction; and

(f)                                    any other documents and information which the Lender may reasonably request.

9.5                               Notification

(a)                                  The Borrower shall promptly after becoming aware of the same, inform the Lender of any of the following which will not be disclosed in the next applicable SEC Filings:

(i)                                     any event which would reasonably be expected to result in a Material Adverse Change; or

(ii)                                  any material amendment to the articles of incorporation, by-laws or other constituent documents of the Borrower; or

(iii)                               any change to the legal name of the Borrower, or

(iv)                              any violation of the items described in Section 9.11(a) or 9.11(b) has occurred; or

(v)                                 any substantial change in the business activities of the Borrower.

In the case of Item (ii) or (iii) above, the Lender may request that the Borrower submit documents to evidence such amendments or changes (e.g., amended constituent documents, amended commercial registry or amended seal or signature certificate), and the Borrower shall submit such requested documents to the Lender within five (5) Business Days.  In the case of Item (iv) above, the Borrower shall take all actions reasonably necessary to mitigate, correct and report such occurrence, under law or otherwise (such steps may include termination or severance of the individual(s) involved).

(b)                                 The Borrower shall notify the Lender promptly after becoming aware of the occurrence of any Default.

(c)                                  In the case of Paragraph (b) above, representatives or agents of the Lender may review and investigate the assets, documents, records and other materials of the Borrower in accordance with Section 9.2 and the Borrower shall cooperate with such representatives or agents of the Lender in conducting such review and investigation in accordance with Section 9.2.

9.6                               Pari Passu

The obligations and liabilities of the Borrower under this Agreement are the unconditional and general obligations of the Borrower and shall rank at least pari passu with all other present or future unsecured and unsubordinated Indebtedness (both actual and contingent) of the Borrower.

9.7                               Merger and Disposition of Assets

Without the prior written consent of the Lender,

(i) the Borrower shall not (and shall not allow any entity that it controls or owns a majority of to) consent to, enter into or become a party to any merger, consolidation or amalgamation with any other Person except to the extent any entity that it controls or owns a majority of may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, the Borrower or another such entity or any other Person that will, after giving effect to the consummation of such transaction, be owned or controlled by the Borrower and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 9.7(ii); provided that the foregoing restriction does not apply to the consolidation or merger of the Borrower with, or the conveyance, transfer or lease of substantially all of the assets of the Borrower in a single transaction or series of transactions to, any Person so long as (1) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Borrower, as the case may be (the “Successor Corporation”), shall be a solvent corporation, limited liability company or other limited liability entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (2) the Successor Corporation (if not the Borrower) agrees in writing to assume all of the obligations of the Borrower under this Agreement, and (iii) immediately after giving effect to such transaction no Default or Event of Default would exist.  No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any Successor Corporation from its liability under this Agreement; and

(ii)                                  the Borrower shall not in any fiscal year sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets (whether in a single or a series of related or unrelated transactions), with an economic value of more than 10% of Consolidated Assets (as defined in the Credit Agreement) as of the end of the then most recently ended fiscal year of the Borrower or to the extent the same could reasonably be expected to result in a Material Adverse Change; provided that if the net proceeds of any such transaction is applied to pay to Indebtedness of the Borrower or any of its subsidiaries or to acquire, develop or maintain assets used in the ordinary course of the business of the Borrower or any of its subsidiaries then such transaction, only for the purpose of determining compliance with this clause (ii) of this Section as of a date on or after such net proceeds is so applied, shall be deemed not to be a transaction subject to this clause (ii).

9.8                               Acquisitions

(a)                                  The Borrower shall not, and not permit any subsidiary to conduct any Acquisition unless:

(i)                                             the business or division acquired are for use, or the Person acquired is engaged, in a business which would not cause the general nature of the business in which the Borrower and its subsidiaries, taken as a whole, are engaged immediately after giving effect to such Acquisition to be substantially changed from the general nature of the business in which the Borrower and its subsidiaries, taken as a whole, are engaged on or immediately prior to the date of this Agreement;

(ii)                                          immediately before and after giving effect to such Acquisition, no Event of Default or Default shall exist;

(iii)                                       immediately after giving effect to such Acquisition, the Borrower is in pro forma compliance with all the financial ratios and restrictions set forth in Section 9.14; provided, that (x) the Borrower shall calculate such pro forma compliance based upon the most-recent trailing twelve month historical financial statements for the Borrower and the target to be acquired, (y) all such information for the Borrower and the target shall be used and shall comply with the defined terms (such as, for example, Consolidated Net Income) used in this Agreement to calculate, among other things, financial covenants, and (z) the following formula shall be used to determine the target’s EBITDA: Consolidated Net Income plus, to the extent deducted in determining such Consolidated Net Income, interest expense, income and franchise tax expense, depreciation and amortization;

(iv)                                      in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition prior to the occurrence thereof ;

(v)                                         to the extent available, reasonably prior to such Acquisition, the Lender shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Lender may require to evidence the termination of liens on the assets or business to be acquired (except to the extent the Borrower or a subsidiary is assuming such liens pursuant to the Acquisition);

(vi)                                      to the extent available, Borrower shall use reasonable efforts prior to such Acquisition to provide the Lender an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrower’s calculation of pro forma EBITDA relating thereto; and

(vii)                                   if the Acquisition is structured as a merger, the Borrower or a subsidiary is the surviving entity;

provided, that clauses (v) and (vi) shall apply only if the consideration paid in connection with the Acquisition is greater than $25,000,000.

All capitalized terms which are used in this Article 9.8 that are not defined in Article 1.1 of this Agreement shall have the same meanings as provided in Article 1.01 of the Credit Agreement.

9.9                               Negative Pledge

The Borrower shall not, without the prior written consent of the Lender, create, suffer to exist, or permit to subsist any Encumbrance upon all or any part of its present or future undertakings, assets, or revenues, except for:

(a)                                  any such Encumbrance created in the ordinary course of the Borrower’s commercial transactions;

(b)                                 any Encumbrance in existence as of the date hereof and disclosed by the Borrower in writing prior to the date hereof; and

(c)                                  any Encumbrance in favor of the lenders under the Credit Agreement (or their agent or other designee) securing the obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and any other Encumbrance permitted under the Credit Agreement.

9.10                        Confidentiality

The Borrower shall treat this Agreement as confidential and shall not disclose to any Person any provision of or information regarding this Agreement, without the prior written conse nt of the Lender, except to the extent that such disclosure is required by applicable Law (for the avoidance of doubt the public filing of this Agreement with the SEC and any other disclosure to any Person pursuant to any applicable law, rule or regulation is understood by the parties to be required by applicable law).

9.11                        Compliance with Laws, etc.

(a)                                  The Borrower shall comply with all Laws applicable to its business (including all anti-corruption, anti-terrorism and anti-money laundering laws referenced under Section 8.13 of this Agreement) and with all covenants and other obligations contained in any material agreements to which it is a party or to which its assets are subject, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(b)                                 The Borrower shall not engage, directly or indirectly, in any of the following activities;

(i)                                     any demand or claim under the threat of violence;

(ii)                                  any unreasonable demand or claim under the threat of actions that are not legally permissible;

(iii)                               any blackmail or assault, physically or orally; or

(iv)                              any obstructive activities, including but not limited to disseminating false information or fraudulent activities for the purpose of harming the Lender’s creditworthiness or impeding the Lender’s business.

9.12                        Insurance

The Borrower shall maintain with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

9.13                        PATRIOT Act Records

Lender hereby notifies Borrower that in order to comply with the PATRIOT Act, the Lender may obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act.

9.14                        Financial Covenants

The Borrower shall maintain following financial ratios and financial performance standards:

(a)                                  the Borrower’s Fixed Charge Coverage Ratio for any Computation Period shall be equal to or greater than 1.50 to 1.00;

(b)                                 the Borrower’s Net Worth at all times shall be equal to or greater than the sum of (i) $850,000,000 plus (ii) 50% of its Consolidated Net Income earned in each Fiscal Quarter (if positive) beginning with the quarter ending August 31, 2011 plus (iii) 50% of Net Cash Proceeds resulting subsequent to the date of this Agreement from the issuance of any Equity Interests or the conversion of any instrument evidencing Debt into an Equity Interest; and

(c)                                  the Borrower’s Adjusted Total Debt to EBITDA Ratio for any Computation Period shall not be greater than 3.50 to 1.00.

All capitalized terms which are used in this Article 9.14 that are not defined in Article 1.1 of this Agreement shall have the same meanings as provided in Article 1.01 of the Credit Agreement.

The Borrower hereby represents and warrants that it has provided the Lender a complete copy of the Credit Agreement that is true and accurate in all respects as of the date hereof.  The Borrower hereby covenants that it shall promptly provide the Lender with any amendment to the Credit Agreement if such amendment will not be disclosed in the next applicable SEC Filings.

9.15                        Business Activities

The Borrower shall not, and shall not permit any of its subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Borrower and its subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its subsidiaries, taken as a whole, are engaged on the date of this agreement.

Article 10                                        Conditions Precedent

10.1                        Conditions Precedent to First Disbursement

This Agreement shall come into effect on the date hereof; provided, however, that the Lender shall be under no obligation hereunder and no Disbursement hereunder will be made by the Lender, unless the Lender has received the following documents (c), (d), (e) and (f) on the date hereof, and the following documents (a), (b), (g) and (h) by five Business Days prior to the date of the first Disbursement, each in form and substance reasonably satisfactory to it:

(a)                                  this Agreement or counterparts hereof duly executed by the Borrower as of the date hereof, and delivered to the Lender, together with all annexes and exhibits hereto, and duly executed versions of any other related documents;

(b)                                 the legal opinion of an independent legal counsel to the Borrower, in the form set out in Annex C and otherwise in form and substance reasonably acceptable to the Lender;

(c)                                  evidence documenting the authority of each person (i) who has signed this Agreement on behalf of the Borrower, and (ii) who will act as representative of the Borrower in relation to the implementation and administration of this Agreement, including the signing and/or certification of any information and documentation regarding the Borrower as required by this Agreement (such documentary evidence to include the specimen of signature of each such person and certificate of incumbency);

(d)                                 a copy of the articles of incorporation, by-laws and other constituent documents of the Borrower, certified as true, complete and up-to-date by a duly authorized officer of the Borrower;

(e)                                  a copy of the resolutions of the Borrower’s board of directors approving and authorizing the execution and implementation by the Borrower of this Agreement, which copy shall be certified as true and complete by a duly authorized officer of the Borrower;

(f)                                    [Intentionally Omitted]

(g)                                 evidence that all fees and expenses (including all stamp duties) then due and payable by the Borrower under this Agreement, if any, have been paid;

(h)                                 such other documents, evidence, materials and information (financial or otherwise) which the Lender may reasonably request in relation to this Agreement or the Borrower;

(i)                                     at least 10 days prior to the first disbursement, the Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (including the PATRIOT Act if deemed applicable by the Lender); and

(j)                                     no Exemption Event has occurred and is continuing.

10.2                        Conditions Precedent to Each Disbursement

Notwithstanding anything contained in this Agreement to the contrary, the obligation of the Lender to make each and every Disbursement hereunder shall at all times be subject to the following conditions precedent as of the date of such Disbursement:

(a)                                  no Default has occurred and is continuing or would result from the making of such Disbursement;

(b)                                 no event which constitutes a default or which, with the giving of notice or lapse of time or both, would, unless cured or waived, become a default, has occurred under any other agreement involving the borrowing of money or the extension of credit between the Borrower and the Lender;

(c)                                  all representations and warranties made or given by the Borrower or other Persons herein are and remain true and accurate in all material respects;

(d)                                 the Borrower has provided to the Lender a certificate dated as of the date of such Disbursement signed by a duly authorized officer of the Borrower certifying as to the matters set forth in Paragraphs (a) through (d) above;

(e)                                  the Borrower has provided to the Lender such other documents, evidence, materials and information (financial or otherwise) which the Lender may reasonably request in relation to this Agreement or the Borrower; and

(f)                                    no Exemption Event has occurred and is continuing.

Article 11                                                Events of Default

Upon the occurrence of any of the following events (each being an “Event of Default”):

(a)                                  the Borrower fails to pay any amount of principal when such amount  is due and payable by it under this Agreement, or the Borrower fails to pay any amount of interest or any other amount due hereunder within 5 days of the date when such amount is due and payable by it under this Agreement; or

(b)                                 [intentionally omitted]; or

(c)                                  the Borrower fails to observe or perform any other term, condition, covenant or provision of this Agreement or is otherwise in breach hereof and such failure continues for 30 days; or

(d)                                 the occurrence of any event which constitutes a default or which, with the giving of notice or lapse of time or both, would, unless cured or waived, become a default, under any other agreement involving the borrowing of money or the extension of credit between the Borrower and the Lender for an amount equal or greater than USD20,000,000 (or its equivalent in another currency); or

(e)                                  any representation or warranty made or deemed made by the Borrower herein or in any Disbursement Request is incorrect or untrue in any material respect when made or given or deemed made or given; or

(f)                                    (i) any other Indebtedness of the Borrower is not paid when due and payable for any reason; (ii) any other Indebtedness of the Borrower becomes or is capable of being declared or becoming due and payable or repayable prior to its stated maturity; or (iii) any guarantee, indemnity or other contingent liability given or owed by the Borrower is not honored when due and payable, unless the underlying liability in respect thereof is being contested in good faith by the Borrower; unless in each case, the aggregate amount of such Indebtedness or liability is less than US$20,000,000 or its equivalent in any other currency; or

(g)                                 the Borrower is unable to pay, or admits its general inability to pay to any creditor, or takes any step inconsistent with an ability to pay its debts as they fall due and payable; or

(h)                                 the Borrower ceases, or threatens to cease, to carry on its business or any substantial part thereof, or the Borrower disposes of, or has all or any substantial part of its properties or assets seized or appropriated; or

(i)                                     [Intentionally Omitted];

(j)                                     (i) the Borrower applies for or consents to the appointment of any liquidator, receiver, trustee, administrator or similar official for itself or all or any part of its assets; (ii) such liquidator, receiver, trustee, administrator or similar official is appointed without the application or consent of the Borrower and such appointment continues undischarged for thirty (30) days; (iii) the Borrower institutes any bankruptcy, insolvency, arrangement, readjustment, compromise or rescheduling of debt, dissolution, liquidation, winding up or similar executory or judicial proceeding relating to it under the Laws of any jurisdiction; or (iv) any such proceeding is instituted against the Borrower and remains undismissed or undischarged for thirty (30) days; or

(k)                                  this Agreement ceases to constitute, or the Borrower asserts in writing that this Agreement has ceased to constitute, a valid, binding and enforceable obligation of the Borrower; or

(l)                                     [intentionally omitted]; or

(m)                               any license, consent, approval or authorization of, or any filing or registration with, any Governmental Agency necessary or advisable for the validity or enforceability of this Agreement or the performance by the Borrower of its obligations under this Agreement or under any agreement, document or instrument required hereunder or thereunder or the admissibility into evidence of the same, is revoked, not issued or timely renewed, or ceases to remain in full force and effect; or

(o)                                 the Borrower repudiates this Agreement in writing;

then the Lender may at any time, by written notice to the Borrower, cancel the Facility and/or suspend any Disbursement and/or cancel any further Disbursement and/or declare the Loan, together with all accrued interest as well as any other amount outstanding hereunder, to be immediately due and payable, whereupon the same shall (as the case may be) immediately be cancelled or suspended or become immediately due and payable, without any further notice or formality.

Article 12                              Taxes, Fees and Expenses

12.1                        Taxes

(a)                                  Any Payment by the Borrower shall be made free and clear and without any deduction or withholding of any Tax assessed or assessable with respect to the Lender; provided, however, that if the Borrower is required by the Law to make any such deduction or withholding from any Payment, the Borrower shall:

(i)                                     increase the amount of such Payment as may be necessary so that the amount received by the Lender, after all such withholdings and deductions, is equal to the amount the Lender would have received had no such withholding or deductions been made; and

(ii)                                  pay directly the full amount required to be deducted or withheld to the relevant tax or other authority within the time allowed under the applicable Law; and within thirty (30) days thereafter provide the Lender with an official receipt or receipts from the relevant authorities for the full amount paid.

(b)                                 The Borrower shall pay all Taxes (not only those in the form of deductions or withholdings) imposed on the Lender with respect to any Payment.

12.2                        Indemnification for Taxes, Fees and Expenses

The Borrower shall be responsible for, pay or cause to be paid and indemnify the Lender from and against all of the following:

(a)                                  any and all court taxes; stamp, registration or filing duties or similar fees or expenses (other than Taxes reimbursable by the Borrower pursuant to Article 12.1 above); and any penalty or interest with respect thereto which may be imposed by any Law or Governmental Agency in connection with the execution, delivery, performance, admissibility in evidence or enforcement of this Agreement or the obtaining and/or enforcing of any judgment or award given in respect hereof or thereof;

(b)                                 any and all banking charges and fees, if any, incurred in connection with the Disbursements hereunder and the payment, repayment or prepayment of principal, interest or any other amounts due and payable to the Lender under this Agreement; and

(c)                                  any and all losses, costs, expenses and liabilities (including, but not limited to, swap break costs) which the Lender may sustain or incur as a consequence of all or any of:

(i)                                     any Disbursement not being made strictly in accordance with the Disbursement Procedures or the intended amount of Disbursement being increased or decreased for any reason (including, without limitation, the non-fulfillment of any of the conditions precedent set forth in Article 10 above or any other term or condition of this Agreement or any failure by the Borrower to meet its obligations with respect to the Disbursement Procedures), excluding variance of Disbursements due to reasons solely attributable to the Lender;

(ii)                                  any default in the punctual payment (including, without limitation, any failure to make any prepayment when agreed) by the Borrower of any amounts due and payable under this Agreement;

(iii)                               any accelerated payment as a result of the exercise by the Lender of its rights under this Agreement; and

(iv)                              any prepayment of the Loan or any part thereof (other than a prepayment made pursuant to Article 7.2 above);

provided, however, that in the case of Paragraph (c), the Lender shall have delivered to the Borrower a certificate setting forth such losses, costs, expenses and liabilities, which certificate shall be conclusive and binding upon the Borrower in the absence of manifest error.

12.3                        Expenses

The Borrower shall, whether or not any Disbursement is made hereunder, pay to the Lender on demand all reasonable expenses incurred by the Lender, including, but not limited to, legal fees and expenses of counsel and translation, communication, travel, accommodations and all other out-of-pocket expenses, in connection with the negotiation, preparation, execution, delivery, administration and implementation of this Agreement, and any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any default (including Default) or alleged default (including Default) hereunder or thereunder. The Lender shall provide to the Borrower a reasonably detailed written statement of such expenses.

12.4                        Expenses for Enforcement

The Borrower shall pay to the Lender, on demand, all expenses, including, but not limited to, legal fees and expenses of counsel, incurred by the Lender in contemplation of, or in connection with any Event of Default or the enforcement of, or the preservation or perfection of any of its rights under this Agreement (including, without limitation, in connection with any collection, bankruptcy, insolvency or other enforcement proceeding resulting from or in connection with an Event of Default).

12.5                        Relevant Currency

All amounts payable by the Borrower under this Article 12 in respect of any tax, duty, penalty, fee, expense, charge, interest, loss, cost or liability shall be payable in the currency in which such tax, duty, penalty, fee, expense, charge, interest, loss, cost or liability is denominated or, if the Lender so requests, in any other currency at the current exchange rate specified by the Lender (such denominated or other currency being herein referred to as the “Relevant Currency”).

12.6                        Payment of Taxes, Fees and Expenses

Any and all amounts payable to the Lender by the Borrower under this Article 12 shall be payable no later than thirty (30) days after the Lender makes demand therefor to the Borrower.

Article 13                              Governing Law and Jurisdiction

13.1                        Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the state of New York, USA without regard to choice of law rules (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law) to the extent the application of the laws of another jurisdiction would be required thereby.

13.2                        Good Faith Consultation

In the event of a dispute between the parties hereto arising out of or in connection with this Agreement, both parties undertake to use their reasonable best efforts to resolve such dispute through consultation in good faith and with mutual understanding; provided, however, that such consultation shall not prejudice the exercise of any right or remedy of either party hereto in respect of such dispute.

13.3                        Submission to Jurisdiction

Any dispute, controversy or difference which may arise between the parties hereto, related to this Agreement may be brought before a court in New York shall be brought in the US federal or New York state courts located in New York City as the court of first instance.  The Borrower irrevocably and unconditionally submits to the non-exclusive jurisdiction of the US federal and New York state courts located in New York City, in relation to any Dispute.  The Borrower irrevocably waives all rights it may now have or hereafter acquire to assert any claim that any US federal or New York state court located in New York City is an inconvenient forum.  The foregoing shall be without prejudice to the Lender’s right to commence any legal action or proceeding in the courts of any competent jurisdiction (including, but not limited to the US federal and New York state courts located in New York City), and the Borrower hereby agrees that the Lender shall have the absolute discretion to determine the appropriate forum in which to bring such legal action or proceeding.

13.4                        [Intentionally Ommitted]

Article 14                              Miscellaneous

14.1                        No Release

No claim or dispute arising out of and/or in connection with any other contract or agreement, shall have any effect, other than as prescribed herein, upon the Borrower’s obligations under this Agreement, nor shall the same be deemed in any way to result in a release of the Borrower from its obligations hereunder or thereunder, all of the Borrower’s such obligations being absolute and unconditional.

14.2                        No Waiver, Remedies Cumulative

The Lender shall not be deemed to have waived any right hereunder due to any failure or delay on its part in exercising any of its rights hereunder, nor shall any single or partial exercise of any right hereunder by the Lender preclude any further exercise of such right or the exercise of any other right.  Only a waiver by a duly authorized representative of the Lender, in writing, of a right of the Lender shall be effective.  The Lender’s rights and remedies provided herein are cumulative and not exclusive of any other right or remedy provided by Law.

14.3                        Partial Illegality

If at any time any provision herein is held invalid, illegal or unenforceable in any respect under the Laws of any jurisdiction, the validity, legality and enforceability of any other provision herein shall not be affected or impaired thereby.

14.4                        Change of Evidence of Authority

In the event of any change in the matters referred to in the evidence documenting the authority as to the Borrower (as provided for in Paragraph (c) of Article 10.1 above), the Borrower shall promptly notify the Lender in writing of such change and, at the same time, shall furnish to the Lender evidence documenting such change as well as the appropriate specimen of signatures and certificates of incumbency in respect of the new person(s), if such change involves replacement of or addition to the person(s) referred to in said Paragraph (c) of Article 10.1 above.

The Lender may rely upon and refer to the documentary evidence, authenticated specimen of signatures and certificates of incumbency received from the Borrower until such time as the Lender receives written notice from the Borrower of any such change as well as the relevant evidence documenting such change.

14.5                        Communications

(a)                                  Unless otherwise specified herein, all notices, requests, demands and other communications to or upon the parties to this Agreement (including, but not limited to, notifications to be made by the Borrower pursuant to Article 9.5 above) shall be given or made (i) by personal delivery, (ii) by facsimile or (iii) by internationally recognized courier services at or to the facsimile numbers or addresses specified below or at such other facsimile number or address as a party hereto may designate by written notice to the other party hereto:

If to the Borrower:  1100 N. Wood Dale Road

Wood Dale, Illinois 60191

Attention: Richard J. Poulton, Chief Financial Officer

Telephone no: 630-227-2075

Facsimile no: 630-227-2039

With a copy to:

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

Attention: Robert J. Regan, General Counsel

Telephone no: 630-227-2050

Facsimile no: 630-227-2059

If to the Lender:   Development Bank of Japan Inc.

9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo, 100-0004 Japan

Attention: Kosuke Awatsu, Associate

Telephone no.:    81-3-3244-1896

Facsimile no.:     81-3-3270-2478

Notices, requests, demands or other communications given or made as aforesaid shall be deemed duly given or made as follows:  (i) when personally delivered, when actually delivered, (ii) when by facsimile, when transmitted to the facsimile number referred to in this Paragraph (a) and confirmation of receipt is received; and (iii) when by internationally recognized courier service, as of the date and time stated on the registered mail or courier receipt as being the date and time that the documents were delivered to the recipient.

(b)                                 In the event that any notice, request, demand or other communications given pursuant to Paragraph (a) above is delayed or is not received by the receiving party due to the receiving party’s failure to notify the other party of a change in its address, telephone number or facsimile number, such notice, request, demand or other communications shall be deemed as having been received by the receiving party at the time when it ordinarily would be so received.

14.6                        Assignment

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns.

(b)                                 The Borrower may not assign all or any portion of its rights or obligations hereunder to any Person in any manner whatsoever, without the prior written consent of the Lender.

(c)                                  With the prior written consent of the Borrower (which shall not be unreasonably withheld), the Lender may assign to one or more assignees all or any portion of its rights and obligations under this Agreement; provided that no such consent of the Borrower shall be required when an Event of Default exists.

14.7                         Set-off

The Lender may set off any obligation (whether or not matured) owed by the Lender to the Borrower against any matured obligation owed to it by the Borrower under this Agreement regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at the market rate of exchange in its ordinary course of business for the purpose of the set-off.

14.8                        Amendment

Except as otherwise expressly provided in this Agreement, no amendment of any provision of this Agreement shall be effective unless such amendment is signed in writing by the respective duly authorized representatives of the Lender and the Borrower.

14.9                        Entire Agreement

This Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all previous agreements and understandings, whether oral or written, among the Borrower and the Lender with respect to the subject matter hereof.  No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of the Lender and the Borrower.

14.10                 No Fiduciary Relationship

The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement and that the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture between the parties hereto.

14.11                 Waivers of Jury Trial

THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM ASSERTED HEREIN.

14.12                 Use of English Language

Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered by any party hereto pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for all purposes of and under this Agreement.

14.13                 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument and the parties hereto agree that receipt by fax of an executed copy of this Agreement will be deemed to be receipt of an original.

IN WITNESS WHEREOF, the Borrower and the Lender, acting through their respective duly authorized representatives, have caused two original of this Agreement to be duly executed in the English language and signed in their respective names as of the day of the Borrower’s signing, and the Lender will retain possession of each original.

AAR CORP.

By:	/s/ Michael Carr
Title:	Vice President – Tax & Treasurer

Signing Date	March 9, 2012
Signed At	Wood Dale, IL USA

Development Bank of Japan Inc.

By:	/s/ Toru Hashimoto
Name:	Toru Hashimoto
Title:	President and Chief Executive Officer

Signing Date	March 9, 2012
Signed At	Tokyo, Japan

Annex A Disbursement

Procedures

Each Disbursement under this Agreement shall, unless otherwise agreed in writing by the parties to this Agreement, be made in accordance with the procedures set forth in this Annex A.

1.             Borrower’s Account

The Borrower shall designate in the Disbursement Request a US Dollar bank account opened in the Borrower’s name and established and maintained for purpose of receiving Disbursements to be made under this Agreement (hereinafter referred to as the “Borrower’s Account”).  For the avoidance of doubt, the Borrower may designate an already existing bank account to serve as the Borrower’s Account.

2.             Disbursement Request

2.1          If the Borrower is seeking a Disbursement, the Borrower shall, at least five (5) Business Days prior to the desired date for such Disbursement, submit to the Lender a duly completed Disbursement Request in the form attached hereto as Form 1 (hereinafter referred to as the “Disbursement Request”), duly signed by the authorized representative of the Borrower.

2.2          The amount of Disbursement requested shall be a minimum of US$ 10,000,000.00 and an integral multiple of US$ 10,000,000.00units of the Eligible Currency.

2.3          The Disbursement Request shall be reviewed by the Lender as to its compliance with the provisions of this Agreement.  If the making of the Disbursement requested by the Disbursement Request would result in a breach of this Agreement, or if the Disbursement Request itself would be a breach or would result in a breach of this Agreement, the Lender may refuse to make the requested Disbursement or, at its sole discretion, change or determine the amount and/or date of the Disbursement so that no such breach occurs.

3.             Disbursement

3.1          Subject to Section 2.3 above, the Lender shall make the requested Disbursement to the Borrower, in the Eligible Currency, on the date specified in the Disbursement Request.  Such Disbursement shall be made by means of electronic funds transfer into the Borrower’s Account in accordance with this Agreement; provided, however, that, if the specified date for Disbursement is not a Business Day, the Disbursement shall be made on the immediately succeeding Business Day.

3.2          Instruction by the Lender to the Lender’s Bank (as defined below) for an electronic funds transfer denominated in the Eligible Currency into the Borrower’s Account shall be

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from the date of such instruction, result in a valid and binding obligation of the Borrower to repay the corresponding amount of the Loan and to pay interest thereon and any other amounts payable hereunder in relation thereto.  For the avoidance of doubt, the Lender shall not be responsible or liable for any cost, expense, damage or loss which the Borrower may incur in connection with any delay in the electronic funds transfer to the Borrower’s Account after the Lender’s instruction to the Lender’s Bank and the Borrower shall not seek any compensation or make other claims to the Lender in connection with such delay, unless it is clearly demonstrated and proved that such delay was solely attributable to the Lender’s fault. For purposes of this Section 3.2, the term “Lender’s Bank” means a bank with which the Lender maintains funds sufficient to make the Disbursements of the Facility under this Agreement.

3.3          Only one loan may be requested in a Disbursement Request.

4.             General

Upon the making of each Disbursement, the amount of the Facility shall be reduced by the amount of such Disbursement.  Any provision of this Agreement to the contrary notwithstanding, the Lender shall not be required to make any Disbursement hereunder if, as a result thereof, the amount of the Facility (as so reduced by Disbursement, if any) would thereby be exceeded.

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(Form 1)

Disbursement Request

Date:

To:          Development Bank of Japan Inc.

Corporate Finance Department, Division 1

9-1, Otemachi 1-chome, Chiyoda-ku,

Tokyo 100-0004 Japan

Attn: Kosuke Awatsu

Re:          DBJ Loan to AAR CORP.

Gentlemen:

In accordance with Section 2 of Annex A to the Loan Agreement dated March 9, 2012 (hereinafter referred to as the “Loan Agreement”), we hereby request that you make a Disbursement in the amount specified below.  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

Date of Disbursement:

Disbursement Amount in the Eligible Currency:

Please make a Disbursement in the above-mentioned amount by means of an electronic funds transfer into the following bank account:

Beneficiary Bank	Bank Name
Branch Name
Branch Address
Bank Code (SWIFT Code / USA-ABA No. / UK-Sort Code / Australia-BSB / Germany-BLZ/ IBAN Code etc.)
Beneficiary’s Account Number
Beneficiary’s Name
Beneficiary’s Address
Location(Country name) of Beneficiary’s head office
Message to Beneficiary
Other instructions (If any)

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We hereby certify to the Lender that, as at the date hereof, neither an Event of Default nor an event or circumstance which, with the lapse of time, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute an Event of Default, has occurred and is continuing or would result from the making of such Disbursement.  We further hereby certify to the Lender that, as of the date hereof, all representations and warranties made or given by the Borrower or other Persons in the Loan Agreement are true and accurate in all material respects.

Yours faithfully,

(authorized signature)
Name:
Title:

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Annex B

Amortization Schedule

No.	Payment Dates	Amount in Eligible Currency

1.	June 1, 2012	$5,000,000.00

2.	December 1, 2012	$5,000,000.00

3.	June 1, 2013	$5,000,000.00

4.	December 1, 2013	$5,000,000.00

5.	June 1, 2014	$5,000,000.00

6.	December 1, 2014	$5,000,000.00

7.	June 1, 2015	$5,000,000.00

8.	December 1, 2015	$5,000,000.00

9.	June 1, 2016	$5,000,000.00

10.	December 1, 2016	$5,000,000.00

Total		$50,000,000.00

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Annex C

Legal Opinion of

Independent Legal Counsel to Borrower Form

See Attached

1

March [    ], 2012

To: Development Bank of Japan Inc.

Ladies and Gentlemen:

We have acted as special counsel to AAR CORP., a Delaware corporation (the “Borrower”), in connection with the Loan Agreement, dated as of March [     ], 2012, by and among the Borrower and you (the “Agreement”). This opinion letter is being delivered at the request of the Borrower pursuant to Section 10.1(b) of the Agreement. Capitalized terms used in this opinion letter that are defined in the Agreement and not otherwise defined in this opinion letter shall have the meanings given to them in the Agreement.

In connection with this opinion letter, we have examined the following documents (the documents described in (i) and (ii) below are collectively called the “Transaction Documents”):

(i)            an executed copy of the Agreement;

(ii)           an executed copy of the Fee Letter, dated as of March [    ] 2012, from the Borrower and acknowledged and agreed by you;

(iii)          a copy of the certificate of incorporation of the Borrower and all amendments thereto, certified by the Secretary of State of Delaware;

(iv)          a copy of the amended and restated by-laws of the Borrower, certified by the Assistant Secretary of the Borrower;

(v)           a copy of the unanimous written consent of the board of directors of the Borrower, including without limitation the portion thereof entitled “Approval of Credit Agreement with the Development Bank of Japan”, authorizing the execution and delivery by the Borrower of the Transaction Documents and performance by the Borrower of the transactions contemplated thereby, certified by the Assistant Secretary of the Borrower;

(vi)          a certificate of the Assistant Secretary of the Borrower as to the incumbency and specimen signatures of the officers of the Borrower executing the Transaction Documents to which it is a party;

(vii)         a certificate of the Secretary of State of Delaware as to the corporate existence and good standing of the Borrower;

(viii)        a certificate of the Secretary of State of Illinois as to the due qualification of the Borrower to transact business as a foreign corporation and the good standing of the Borrower.

In making our examination, we have assumed the genuineness of all signatures (other than the signatures of the officers of the Borrower executing the Transaction Documents), the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from managers, officers and other employees of the Borrower, public officials and other appropriate persons and on the representations made in the Transaction Documents.

In rendering the opinions in this letter we have assumed, except to the extent expressly set forth in and covered by our opinions below, that (i) each party to each of the Transaction Documents (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute the Transaction Documents to which it is a party and to enter into the transactions contemplated therein, (c) has taken all necessary action to authorize execution of the Transaction Documents to which it is a party on its behalf by the persons executing same, (d) has properly executed and delivered each of the Transaction Documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under the Transaction Documents to which it is a party, (ii) all acts have been taken without violation of any fiduciary duties and in accordance with any notice or disclosure requirements, (iii) the execution and delivery of, and performance of their respective agreements under, the Transaction Documents by each party thereto do not violate any law, rule, regulation, judgment, injunction, order, decree, agreement or instrument binding upon such party, and (iv) each of the Transaction Documents is the legal, valid and binding obligation of, and enforceable against, each party thereto.

In rendering our opinions herein we have also assumed that there is no oral or written agreement, understanding, course of dealing or usage of trade that amends any term of any Transaction Document, or any waiver of any such term; that the Transaction Documents are accurate and complete; and that there has been no mutual mistake of fact or actual or constructive fraud, misrepresentation, duress, undue influence or similar inequitable conduct.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter, and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us.

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For the purposes hereof, “Applicable Laws” shall mean the laws, rules and regulations to which our opinions are limited as described in qualifications E and F below.

The opinions contained in this letter are only expressions of professional judgment regarding the legal matters addressed and are not guarantees that a court would reach any particular result.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.             The Borrower has been duly incorporated and is a corporation validly existing and in good standing under the laws of the State of Delaware. The Borrower is duly qualified to transact business as a foreign corporation and is in good standing under the laws of the State of Illinois.

2.             The Borrower has the corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents, and the execution, delivery and performance thereof by the Borrower has been duly authorized by all necessary corporate action on the part of the Borrower. Each of the Transaction Documents has been duly executed and delivered by the Borrower.

3.             Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4.             The execution and delivery by the Borrower of each of the Transaction Documents do not, and the performance by the Borrower of its obligations under the Transaction Documents will not, (i) violate the certificate of incorporation or amended and restated by-laws of the Borrower, (ii) violate any Applicable Law applicable to the Borrower, (iii) violate any judgment, injunction, order or decree to which the Borrower is subject that is listed on the Certificate of the Borrower attached to this opinion letter, or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement that is listed on the Certificate of the Borrower attached to this opinion letter.

5.             Neither the execution and delivery by the Borrower of any of the Transaction Documents nor the performance by the Borrower of its obligations under the Transaction Documents requires any consent or approval from or filing with any governme ntal authority of the State of New York, the State of Illinois or the United States of America under any Applicable Law.

The opinions set forth above are subject to the following qualifications:

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A.                                   For purposes of our opinion in paragraph 1 above as to the existence, due qualification to transact business as a foreign corporation and good standing of the Borrower, we have relied solely upon the documents described in items (vii) and (viii) above.

B.                                     The opinions set forth above are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith, fair dealing and judicial discretion, and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity), (iii) the effect of any rule of law that may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (iv) the qualification that no opinion is rendered as to waivers, consents or authorizations to take action or any other provisions of the Transaction Documents that are intended to prevent a guarantor from being discharged from its obligations under a guaranty, and (v) the qualification that no opinion is rendered as to any provision of any Transaction Document that purports to reinstate any Transaction Document, any lien or security interest granted under any Transaction Document or any obligation of the Borrower under any Transaction Document.

C.                                     In rendering the opinions set forth above, we have made no examination of, and we express no opinion with respect to, any accounting or tax matters.  In particular, no advice is being rendered with respect to any questions concerning the federal tax treatment of an item of income, gain, loss, deduction or credit, the existence or absence of a taxable transfer of property, or the value of property for federal tax purposes.  Our opinion in paragraph 4 above covers only violations, breaches or defaults that can be definitively determined as of the date of this opinion letter and does not cover violations, breaches or defaults the occurrence of which is dependent upon future events or circumstances or compliance with financial covenants or ratios. Our opinion in paragraph 5 above is not intended to cover consents, approvals or filings that might be required for the Borrower to conduct its business or operations.

D.                                    We express no opinion as to the validity, legality, binding effect or enforceability of any covenant or agreement (i) providing for release of liability for or the indemnification against or contribution with respect to any losses, claims, damages, expenses or liabilities incurred by any person (a) as a result of any violation of any securities law by such person, (b) as a result of the gross negligence or willful misconduct of such per son, (c) as a result of the negligence of such person if a court would find that the intent to indemnify such person for such person’s negligence was not clearly expressed, (d) as a result of fraud or misrepresentation by such person, or (e) if a court would find that such indemnification, contribution or release otherwise violates public policy, (ii) requiring that any amendment, modification or waiver of

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any Transaction Document shall not be effective unless in writing, (iii) providing for the consent to jurisdiction of any court, the waiver of objection of venue of any court, the waiver of or consent to service of process in any manner other than provided in the laws of the State of New York, the waiver of jury trial or the waiver of counterclaim or cross-claim, (iv) providing that delays will not operate as waivers, (v) attempting to modify or waive any requirements of reasonableness or notice arising under the laws of any jurisdiction to the extent applicable to the transactions contemplated by the Transaction Documents, (vi) requiring the payment of interest on overdue but unpaid interest or late payment charges, (vii) purporting to be an agreement to use “best efforts,” (viii) relating to severability as applied to any portion of a Transaction Document deemed by a court to be material, (ix) waiving the benefits of any statutory provision or common law right where such waiver violates limitations imposed by statute or is against public policy, (x) providing for a choice of any governing law other than the laws of the State of New York or any provision of any Transaction Document relating to choice of governing law to the extent such Transaction Document is not at all relevant times in consideration of, and does not at all relevant times relate to and constitute an obligation arising out of a transaction involving, not less than two hundred and fifty thousand United States dollars (U.S. $250,000), (xi) purporting to restrict access to legal or equitable remedies or purporting to establish evidentiary standards for suits or proceedings to enforce the Transaction Documents or evidentiary standards relating to powers granted to any party, (xii) appointing any person as attorney-in-fact, (xiii) granting self-help remedies, (xiv) disclaiming any effect of usage of trade, course of performance or course of dealing, (xv) setting forth remedies to the extent such remedies would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of actual loss suffered by such party, (xvi) providing for a penalty or purporting to be an agreement to pay liquidated damages unless actual damages would be impossible or difficult to determine and the liquidated damages provided for are reasonable in light of the anticipated or actual loss, (xvii) regarding non-disclosure, confidentiality or non- competition or (xviii) providing for a prepayment premium under the circumstances in which the Lender seeks to enforce the obligation to pay the prepayment premium, a court finds enforcement thereof would constitute a penalty or unreasonable liquidated damages or would result in a forfeiture. In addition, we express no opinion with respect to the enforceability of accelerated amounts due (other than actual principal amounts) without appropriate discount to present value.  We assume that the principal amount of the loan actually made pursuant to the Transaction Documents will be at least $2,500,000.

E.                                      Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Transact ion Documents and generally to business organizations of the same type as the Borrower (i.e., corporations) which are not engaged in regulated business activities, and exclude the USA PATRIOT Act, the Trading with the Enemy Act, Executive Order 13224 and similar laws and

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regulations, as well as all laws, rules and regulations of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).   In addition, we express no opinion as to any law, rule or regulation to which the Borrower may be subject as a result of your legal or regulatory status.

F.                                      The foregoing opinions are limited to the laws of the State of New York, the laws of the the State of Illinois, the Delaware General Corporation Law and the federal laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.  The opinions herein are limited to the matters expressly set forth in paragraphs 1 through 5 of this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in paragraphs 1 through 5 of this opinion letter.

This opinion letter is furnished by us as special counsel for the Borrower, is solely for your benefit and for the benefit of your successors and assigns in connection with the transactions stated herein, and is not to be given to or relied on by any other person or for any other purpose without our prior written consent.  No interest you may have under or with respect to this opinion letter may be assigned without our prior written consent.

Very truly yours,

SCHIFF HARDIN LLP

By:
Robert J. Minkus

6

Certificate

of

AAR CORP.

Pursuant to Section 10.1(b) of the Loan Agreement dated as of March [         ], 2012 by and between AAR CORP. and Development Bank of Japan Inc., Schiff Hardin LLP is rendering an opinion (the “Opinion”) at the request and direction of AAR CORP..  Capitalized terms used herein and not otherwise defined shall have the meaning given thereto in the Opinion.

In connection with the foregoing, each of the undersigned hereby certifies that:

1.                                Set forth on SCHEDULE I hereto is a list of all material indentures, mortgages, instruments or agreements to which it is a party that could reasonably be expected to relate to its ability to execute, deliver or perform its obligations under any of the Transaction Documents.

2.                                Except as set forth on SCHEDULE II hereto, it is not subject to any material judgment, injunction, order or decree of any court or other governmental body that could reasonably be expected to relate to its ability to execute, deliver or perform its obligations under any of the Transaction Documents.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Certificate has been duly executed as of             , 2012.

AAR CORP.

By:
Name:
Title:

Certificate attached to Schiff Opinion (DBJ)

SCHEDULE I

1.                                       (i) Credit Agreement, dated as of April 12, 2011, by and among AAR CORP., Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer, Wells Fargo Bank, N.A., as a Co-Syndication Agent and a L/C Issuer, RBS Citizens, N.A., as a Co-Syndication Agent, U.S. Bank National Association, as Documentation Agent, and the Lenders party thereto, as amended by Amendment No. 1 thereto dated August 26, 2011, Amendment No. 2 thereto dated October 13, 2011 and Amendment No. 3 thereto dated December 30, 2011 and (ii) Guaranty Agreement, dated as of April 12, 2011, by certain subsidiaries of AAR CORP., as modified by that certain Supplemental Guaranty, dated as of January 23, 2012, by certain additional subsidiaries of AAR CORP.

2.                                       (i) Master Loan Agreement, dated as of April 23, 2010, by and among EP Aviation, LLC, a Delaware limited liability company, and The Huntington National Bank, and (ii) the Guaranty Agreement, dated as of April 23, 2010, by AAR CORP., a Delaware corporation, in favor of The Huntington National Bank.

3.                                       (i) Deed by AAR Distribution, Inc. (now known as AAR Services, Inc.), as Seller, to iStar Garden City LLC, as Buyer dated as of October 2, 2003, (ii) Lease Agreement between iStar Garden City LLC, as Lessor, and AAR Allen Services, Inc., as Lessee dated as of October 2, 2003 and (iii) Guaranty of AAR CORP. dated as of October 2, 2003.

4.                                       (i) Loan Agreement between AAR Wood Dale LLC and Principal Commercial Funding dated as of July 15, 2005, (ii) Guaranty by AAR Corp. in favor of Principal Commercial Funding dated as of July 15, 2005 and (iii) Lease Agreement between AAR CORP. and AAR Wood Dale LLC dated as of July 1, 2003, as amended July 15, 2005.

5.                                       The following document dated as of February 1, 2006 executed in connection with the issuance of AAR CORP.’s 1.75% Convertible Notes due February 1, 2026: Indenture between AAR CORP. and U.S. Bank National Association, as Trustee.

6.                                       The following documents executed in connection with the issuance of AAR CORP.’s 1.625% Convertible Notes due February 11, 2014 and AAR CORP.’s 2.25% Convertible Notes due February 11, 2016:  (i) Indenture with respect to the 2014  Notes, dated February 11, 2008, between AAR CORP. and U.S. Bank National Association, as Trustee, and (ii) Indenture with respect to the 2016 Notes, dated February 11, 2008, between AAR CORP. and U.S. Bank National Association, as Trustee.

7.                                       (i) that certain Letter of Credit Reimbursement Agreement dated as of September 1, 2011 between AAR Aircraft Services, Inc., an Illinois corporation, as successor by merger with Avborne Heavy Maintenance, Inc., a Florida corporation (formerly known as Professional Modification Services, Inc.) and Wells Fargo Bank, National Association, a national banking association; (ii) that certain Loan Agreement dated as of August 1, 1998, between the Miami-Dade Industrial Development Authority, a public body corporate and politic created and existing under the laws of the State of Florida (particularly Chapter

159, Part III, Florida Statutes), and AAR Aircraft Services, Inc., an Illinois corporation, as successor by merger with Avborne Heavy Maintenance, Inc., a Florida corporation (formerly known as Professional Modification Services, Inc.), as amended by that certain First Amendment and Supplement to Loan Agreement, dated as of May 1, 2000 and (iii) that certain Guaranty of Payment and Performance dated as of September 1, 2011 by AAR CORP., a Delaware corporation, to and for the benefit of Wells Fargo Bank, National Association, a national banking association.

8.                               Indenture, dated as of January 23, 2012, among AAR CORP., the Guarantors named therein and U.S. Bank National Association, as Trustee.

SCHEDULE II

NONE.

Annex D

Compliance Certificate

For the Quarter/Year ended	(“Statement Date”)

SCHEDULE 1 to the Compliance Certificate

I.	Section 9.14(a) — Minimum Fixed Charge Coverage Ratio.

	A.	Fixed Charge Coverage Ratio:

		1.	EBITDAR	$

		2.	Income taxes paid	$

		3.	Covenant Capital Expenditures	$

		4.	Sum of (2) and (3)	$

		5.	Remainder of (1) minus (4)	$

		6.	Interest Expense	$

7.

Required payments of principal of Funded Debt (excluding Loans and revolving loans under the Huntington Debt, required principal payments under the Borrower’s notes due May 15, 2011, required principal payments under the Borrower’s convertible notes due March 1, 2014 and March 1, 2016, required repurchases of Borrower’s convertible notes due February 1, 2026, and loans under the Wood Dale Mortgage Documents)

$

		8.	Consolidated Rentals	$

		9.	Restricted Payments by the Borrower	$

		10.	Sum of (6) through (9)	$

		11.	Ratio of (5) to (10)	to 1.00

		12.	Minimum allowed	1.50 to 1.00

II.	Section 9.14(b) — Minimum Net Worth.

	A.	Net Worth:

		1.	$850,000,000	$

		2.	50% of Consolidated Net Income beginning 8/31/11	$

		3.	50% of Net Cash Proceeds from Equity Interests offerings	$

		4.	Minimum Net Work Required (sum of (1) through (3))	$

		5.	Actual Net Worth	$

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III.	Section 9.14(c) — Maximum Adjusted Total Debt to EBITDA Ratio.

	A.	Adjusted Total Debt to EBITDA Ratio:

		1.	Total Debt	$

		2.	Unrestricted Cash	$

		3.	Remainder of (1) minus (2)	$

		4.	EBITDA	$

		5.	Ratio of (3) to (4)	to 1.00

		3.	Maximum allowed	3.50 to 1.00

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